UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    446,428
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  1,366,038 (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  425,248
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,387,218 (Includes 574,526 shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,812,466
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         1,812,466

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                446,428
          (ii)  shared power to vote or to direct the vote
                1,366,038 (No voting power)
         (iii)  sole power to dispose or to direct the disposition of
                425,248
          (iv) shared power to dispose or to direct the disposition of 1,387,218 (Includes 574,526 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      March 20, 1998
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                    APPENDIX OF PREVIOUSLY FILED SCHEDULES


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Bank & Trust Company of Muncie
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     3,207,425
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY
                                     212,961 (Includes 104,722 shares with No
            OWNED BY                          Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  1,484,998
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,935,388 (Includes 694,972 shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,420,386
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    BK
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Bank & Trust Company of Muncie

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         3,420,386

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                3,207,425
          (ii)  shared power to vote or to direct the vote
                212,961 (Includes 104,722 shares with No voting power)
         (iii)  sole power to dispose or to direct the disposition of
                1,484,998
          (iv) shared power to dispose or to direct the disposition of 1,935,388 (Includes 694,972 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 18, 1990
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
    (formerly American National Bank & Trust Company of Muncie)
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     1,364,897
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     1,738,989 (Includes 1,708,989 shares with
           OWNED BY                             No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  1,245,562
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,858,324 (Includes 669,710 shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,103,886
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IC
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         3,103,886

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,364,897
          (ii)  shared power to vote or to direct the vote
                1,738,989 (Includes 1,708,989 shares with No voting power)
         (iii)  sole power to dispose or to direct the disposition of
                1,245,562
          (iv) shared power to dispose or to direct the disposition of 1,858,324 (Includes 669,710 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 17, 1991
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     1,292,570
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     1,399,540 (Includes 1,374,540** shares
           OWNED BY                             with No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  999,450***
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,692,660 (Includes 679,218**** shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,692,110
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 115,505
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 782

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         2,692,110

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,292,570
          (ii)  shared power to vote or to direct the vote
                1,399,540 (Inlcudes 1,374,540** shares with No Voting Power)
         (iii) sole power to dispose or to direct the disposition of 999,450***
          (iv) shared power to dispose or to direct the disposition of 1,692,660 (Includes 679,218**** shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 115,505
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 782

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 16, 1992
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    1,282,263
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  1,420,011** (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  931,567***
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,770,707 (Includes 757,865**** shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,702,274
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,865
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         2,702,274

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,282,263
          (ii)  shared power to vote or to direct the vote
                1,420,011** (No voting power)
         (iii) sole power to dispose or to direct the disposition of 931,567***
          (iv) shared power to dispose or to direct the disposition of 1,770,707 (Includes 757,865**** shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,865
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 15, 1993
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    1,652,862
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  810,246** (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  747,562***
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,715,546 (Includes 711,804**** shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,463,108
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,865
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         2,463,108

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,652,862
          (ii)  shared power to vote or to direct the vote
                810,246** (No voting power)
         (iii) sole power to dispose or to direct the disposition of 747,562***
          (iv) shared power to dispose or to direct the disposition of 1,715,546 (Includes 711,804**** shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,865
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,723
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 13, 1995
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    1,694,598
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  1,119,827** (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  728,505***
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    2,085,920 (Includes 1,086,778**** shares
                                                of Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,814,425
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,736
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,594
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         2,814,425

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,694,598
          (ii)  shared power to vote or to direct the vote
                1,119,827** (No voting power)
         (iii) sole power to dispose or to direct the disposition of 728,505***
          (iv) shared power to dispose or to direct the disposition of 2,085,920 (Includes 1,086,778**** shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 114,736
*** Shares included as a result of the scope of the term (Beneficial Ownership): 114,594
**** Shares included as a result of the scope of the term (Beneficial Ownership): 142

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 26, 1996
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                                  BALL CORP
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  058498106
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    058498106             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    1,577,862
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  665,246** (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  600,330**
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    1,642,778 (Includes 690,871 shares of
                                                Other Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,243,108
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 10,200

ITEM 1. (a) NAME OF ISSUER                                         Page      3

         Ball Corp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         345 South High Street
         Muncie, Indiana 47305-2326

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         058498106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         2,243,108

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                1,577,862
          (ii)  shared power to vote or to direct the vote
                665,246** (No voting power)
         (iii) sole power to dispose or to direct the disposition of 600,330**
          (iv) shared power to dispose or to direct the disposition of 1,642,778 (Includes 690,871 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

---------
** Shares included as a result of the scope of the term (Beneficial Ownership): 10,200

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 28, 1997
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title